Exhibit 10.7

Thunder Bridge Acquisition LLC
9912 Georgetown Pike, Suite D203
Great Falls, Virginia 22066

January 21, 2019

Thunder Bridge Acquisition, Ltd.
9912 Georgetown Pike, Suite D203
Great Falls, Virginia 22066
Attention: Chief Executive Officer

Re:   Sponsor Earnout Letter

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of January 21, 2019 (as amended, the “Merger Agreement”) by and among Thunder Bridge Acquisition Ltd., a Cayman Islands exempted company (including any successor entity thereto, including upon the Domestication (as defined in the Merger Agreement), “Parent”), TB Acquisition Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Hawk Parent Holdings LLC, a Delaware limited liability company (including the successor entity in its merger with Merger Sub pursuant to the Merger Agreement, the “Company”) and, solely in its capacity as the Company Securityholder Representative, CC Payment Holdings, L.L.C., a Delaware limited liability company. Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Merger Agreement.

In connection with the Merger Agreement, and pursuant to the authority of the undersigned Managing Member of Thunder Bridge Acquisition LLC, a Delaware limited liability company (“Sponsor”), under the Organizational Documents of Sponsor to enter into arrangements with respect to Founder Shares (as defined below) to facilitate the initial business combination of Parent, Sponsor agrees to enter into this letter agreement (this “Agreement”) with Parent and the Company relating to the 6,450,000 Class B ordinary shares, par value $0.0001 per share, of Parent (including the Surviving Pubco Class A Shares into which such shares are converted pursuant to the Domestication in accordance with the Merger Agreement, “Founder Shares”) initially purchased by Sponsor in a private placement prior to Parent’s initial public offering, which shares are currently held by Sponsor.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, the Company and Parent hereby agree as follows:

1.	Sponsor hereby agrees that prior to the Closing it shall enter into an Escrow Agreement with Surviving Pubco and Continental Stock Transfer and Trust, as escrow agent (the “Escrow Agent”), in substantially the form attached as Exhibit A hereto (the “Sponsor Escrow Agreement”), and upon and subject to the Closing, Sponsor shall (i) deliver to the Surviving Pubco 400,000 of the Founder Shares (subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares or Successor Shares (as defined below) after the date of this Agreement) for cancellation by the Surviving Pubco and (ii) deposit 3,900,000 of the Founder Shares (subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares or Successor Shares after the date of this Agreement) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and in each case only to the extent held in the Sponsor Escrow Account, the “Sponsor Escrow Shares”) into a segregated escrow account (the “Sponsor Escrow Account”) with the Escrow Agent, to be held, along with any other dividends, distributions or other income on the Sponsor Escrow Shares (“Escrow Earnings”), in the Sponsor Escrow Account and disbursed in accordance with the terms of this Agreement and the Sponsor Escrow Agreement.

2.	Sponsor shall not sell, transfer, or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, the Sponsor Escrow Shares. Except as otherwise set forth in this Agreement, all of the Sponsor Escrow Shares, together with any Escrow Earnings, shall be retained in the Sponsor Escrow Account unless and until a Stock Price Trigger (as defined below) or Triggering Event (as defined below) has occurred. In the event that, as of the date that is seven (7) years following the Closing Date (the “Termination Date”, and the period from the Closing Date until and including the Termination Date, the “Contingent Period”), neither the Second Stock Price Trigger nor any Triggering Event has occurred, Sponsor will forfeit the remaining Sponsor Escrow Shares and any remaining Escrow Earnings in the Sponsor Escrow Account, and the Escrow Agent shall deliver such Sponsor Escrow Shares and such Escrow Earnings to the Surviving Company (with any Sponsor Escrow Shares to be delivered to Surviving Pubco in certificated or book entry form for cancellation by Surviving Pubco). Surviving Pubco and Sponsor shall give joint written instructions to the Escrow Agent to release the applicable Sponsor Escrow Shares promptly (but in any event within five (5) Business Days) after the occurrence of a Stock Price Trigger or Triggering Event; provided, that Surviving Pubco shall notify Sponsor in writing at least three (3) Business Days in advance of and provide written instructions to the Escrow Agent to release one hundred percent (100%) of the Sponsor Escrow Shares upon the occurrence of a Triggering Event described in Sections 6(a), 6(b) or 6(c).

3.	Until and unless the Sponsor Escrow Shares are forfeited, other than as expressly set forth in this Agreement or the Sponsor Escrow Agreement, Sponsor shall have full ownership rights to the Sponsor Escrow Shares, including, without limitation, the right to vote the Sponsor Escrow Shares, except that any Escrow Earnings shall be retained in the Sponsor Escrow Account, to be held in accordance with the terms of this Agreement and the Sponsor Escrow Agreement.

4.	Fifty percent (50%) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account if the closing price of Surviving Pubco Class A Shares or any equity security that is the successor to Surviving Pubco Class A Shares (“Successor Shares”) on the principal exchange on which such securities are then listed or quoted shall have been at or above $11.50 (in each case, subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares or Successor Shares after the date of this Agreement) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Contingent Period (the “First Stock Price Trigger”).

5.	One hundred percent (100%) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account if the closing price of Surviving Pubco Class A Shares or any Successor Shares on the principal exchange on which such securities are then listed or quoted shall have been at or above $12.50 (in each case, subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares or Successor Shares after the date of this Agreement) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Contingent Period (the “Second Stock Price Trigger” and together with the First Stock Price Trigger, the “Stock Price Triggers”).

6.	One hundred percent (100%) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account upon the first of any of the following to occur (a “Triggering Event”):

(a)	if Surviving Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act 1934, as amended (the “Exchange Act”) or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

(b)	if Surviving Pubco Class A Shares or Successor Shares shall cease to be listed on a national securities exchange, other than for the failure to satisfy:

(i)	any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange, unless such failure is caused by an action or omission of Surviving Pubco or its Subsidiaries taken after the Closing with the primary intent of causing, or which would otherwise reasonably be expected to cause, the Surviving Pubco to violate such applicable minimum listing requirements; or

(ii)	a minimum price per share requirement of such national securities exchange;

(c)	if any of the following shall occur:

(i)	there is consummated a merger or consolidation of the Surviving Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Surviving Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Surviving Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(ii)	the shareholders of the Surviving Pubco approve a plan of complete liquidation or dissolution of the Surviving Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Surviving Pubco of all or substantially all of the asset of Surviving Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Surviving Pubco of all or substantially all of the assets of the Surviving Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Surviving Pubco in substantially the same proportions as their ownership of the Surviving Pubco immediately prior to such sale; or

(iii)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Pubco in substantially the same proportions as their ownership of stock of the Surviving Pubco) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Surviving Pubco representing more than 50% of the combined voting power of the Surviving Pubco’s then outstanding voting securities.

7.	Sponsor hereby agrees that in the event that the sum of (i) the Parent Transaction Expenses, plus (ii) the Parent Indebtedness, in each case as of immediately prior to the Effective Time, as finally determined pursuant to Section 15 hereof and as set forth in the Final Parent Expense Statement (the “Parent Expenses”) is greater than $20,000,000 (the “Parent Expense Cap”), then within three (3) Business Days following the determination thereof, Sponsor will forfeit a number of Sponsor Escrow Shares equal in value to the amount by which the Parent Expenses exceed the Parent Expense Cap, with each Sponsor Escrow Share valued for such purposes at the Redemption Price. For the avoidance of doubt, the forfeited Sponsor Escrow Shares shall be allocated evenly between the Sponsor Escrow Shares subject to each of the Stock Price Triggers.

8.	Notwithstanding anything to the contrary herein, at or prior to the Closing, Sponsor may transfer any Founder Shares to any third-party investor who provides equity or debt financing for the transactions contemplated by the Merger Agreement without the consent of Surviving Pubco (subject to compliance with the provisions of the letter agreement, dated as of June 18, 2018 by and among Parent, Sponsor and the directors and officers of Parent named therein (the “Insider Letter”)); provided that (i) any Founder Shares so transferred shall continue to be subject to the terms and conditions of the Insider Letter and, unless otherwise agreed in writing by the Company and Sponsor, the terms and conditions of this Agreement (other than Sections 7, 13 and 14) and the Sponsor Escrow Agreement, (ii) the transferee of such shares shall sign a joinder to this Agreement agreeing to be bound by the obligations applicable to Sponsor and the Founder Shares in this Agreement (other than Sections 7, 13 and 14), in form and substance reasonably acceptable to the Company, and (iii) prior to the Closing, Sponsor may not transfer in excess of 2,150,000 Founder Shares in the aggregate without the prior written consent of the Company.

9.	Within ten (10) days following the Closing, Sponsor shall distribute to its members any securities of Parent that it owns in accordance with its Organizational Documents, subject to the terms of this Agreement and the Sponsor Escrow Agreement (the “Liquidation”).

10.	This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; provided, that for the avoidance of doubt, nothing herein shall affect the terms and conditions of the Insider Letter. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by both parties hereto.

11.	Subject to Section 8 above, neither party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party; provided, that in the event of the Liquidation, Sponsor may, without obtaining the consent of any other party hereto, transfer Sponsor’s rights to the Sponsor Escrow Shares and any Escrow Earnings and its rights and obligations under this Agreement and the Sponsor Escrow Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement and the Sponsor Escrow Agreement that apply to Sponsor hereunder and thereunder; provided, further, that upon any such Liquidation, all of the rights of Sponsor hereunder (other than the rights to receive the Sponsor Escrow Shares and any Escrow Earnings upon their release from the Sponsor Escrow Account in accordance with this Agreement and the Sponsor Escrow Agreement, which rights shall be belong to the Sponsor’s members in accordance with such liquidation) shall automatically be assigned to Gary A. Simanson, solely in his capacity as representative of the Sponsor members in order to ensure continued enforcement of the escrow arrangements on behalf and for the benefit of the Sponsor members, without any further action by any party hereto or any other Person. Any purported assignment in violation of this Section 11 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns.

12.	This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 10.3, 11.4, 11.6, 11.7(a), 11.8, 11.9, 11.11, 11.12 and 11.13, of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

13.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 11.1 of the Merger Agreement. Notices to Sponsor shall be sent to the following address: Thunder Bridge Acquisition LLC, 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066, Attention: Gary Simanson, Telephone: (202) 431-0507, Email: gsimanson@thunderbridge.us; with a copy (which shall not constitute notice) to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, Attention: Douglas Ellenoff, Esq. and Matthew A. Gray, Esq., Telephone: (212) 370-1300, Email: ellenoff@egsllp.com and mgray@egsllp.com (or such other address as shall be specified in a notice given in accordance with this Section 13 and Section 11.1 of the Merger Agreement).

14.	For purposes of this Agreement:

(a)	“Parent Transaction Expenses” means, to the extent payable by the Surviving Pubco, any of its Subsidiaries or any of the Acquired Companies at or after the Closing (and not paid before the Closing), all costs and expenses incurred by or on behalf of Parent or any of its Subsidiaries at or prior to the Closing in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the Transaction Documents and consummation of the Transactions and any related agreements in connection with the Transactions, including, without limitation, all fees and out of pocket expenses due all attorneys, accountants and financial advisors of Parent or any of its Subsidiaries, and any success fees due or otherwise earned upon the Closing. For the avoidance of doubt, the Surviving Pubco Transaction Expenses shall (i) exclude (A) any Transaction Expenses or other costs or expenses incurred by the Company or any of its Subsidiaries or (B) any Parent Indebtedness, and (ii) include the costs and expenses payable to Chapman and Cutler LLP, Ellenoff Grossman & Schole LLP, Grant Thornton and Morgan Stanley; and

(b)	“Parent Indebtedness” means, without duplication, the aggregate amount of (i) the Surviving Pubco Indebtedness, (ii) any other indebtedness or obligation of the Surviving Pubco or any of its Subsidiaries reflected or required to be reflected as a liability on a consolidated balance sheet in accordance with GAAP (including any current liabilities of the Surviving Pubco or any of its Subsidiaries), and (iii) all obligations described in the foregoing clause (ii) of any other Person which is guaranteed by the Surviving Pubco or any of its Subsidiaries (as surety or otherwise) or which is secured by any of the assets of the Surviving Pubco or any of its Subsidiaries. For the avoidance of doubt, the Surviving Pubco Indebtedness shall (A) exclude (w) any obligations of the Surviving Pubco or any of its Subsidiaries under any performance bond or letter of credit to the extent undrawn, uncalled and unclaimed, (x) any intercompany Liability of the Surviving Pubco or any of its Subsidiaries, (y) any Unpaid Company Indebtedness (including any amounts that are not satisfied at the Closing) and (z) any Debt Financing, and (B) include the deferred underwriting fee payable to the Parent’s underwriters in connection with the IPO.

15.	Parent Expenses shall be determined as follows:

(a)	No less than three (3) Business Days prior to the Closing Date, Parent shall prepare and deliver to the Company a statement (the “Estimated Parent Expenses Statement”), duly executed by an officer of Parent, setting forth Parent’s good faith estimate of the Surviving Pubco Transaction Expenses and the Surviving Pubco Indebtedness as of immediately prior to the Effective Time. The Estimated Parent Expenses Statement (i) shall be derived in good faith and (ii) shall be prepared on a consolidated basis in accordance with GAAP. Promptly after delivering the Estimated Parent Expenses Statement to the Company, Parent will meet with the Company (which meeting may be telephonic) to review and discuss the Estimated Parent Expenses Statement, and Parent will consider in good faith the Company’s comments to the Estimated Parent Expenses Statement, and, to the extent mutually agreed upon by the Company, Parent and Sponsor, each acting reasonably and in good faith, make any appropriate adjustments to the Estimated Parent Expenses Statement prior to the Closing, which adjusted Estimated Parent Expenses Statement shall thereafter become the Estimated Parent Expenses Statement for all purposes of this Agreement; provided, however, that if the Company, Parent and Sponsor are unable to reach mutual agreement on any such adjustments, the Estimated Parent Expenses Statement delivered by Parent shall be the Estimated Parent Expenses Statement for all purposes of this Agreement.

(b)	Within seventy-five (75) calendar days after the Closing Date, the Surviving Pubco shall prepare and deliver to Sponsor a statement (the “Closing Parent Expenses Statement”), duly executed by an officer of the Surviving Pubco, setting forth the Surviving Pubco’s determination of the Surviving Pubco Transaction Expenses and the Surviving Pubco Indebtedness as of immediately prior to the Effective Time. The Closing Adjustment Statement (i) shall be derived in good faith and (ii) shall be prepared on a consolidated basis in accordance with GAAP. The Closing Parent Expenses Statement, as proposed by the Surviving Pubco pursuant to this Section 15(b), shall be deemed for purposes of this Section 15 to be the “Final Parent Expenses Statement”, the Surviving Pubco Transaction Expenses and the Surviving Pubco Indebtedness reflected thereon shall be deemed for purposes of this Agreement to be the Parent Expenses and each shall be final and binding on all parties hereto, unless Sponsor timely delivers to the Surviving Pubco an Objection Notice in accordance with Section 15(c). The Surviving Pubco shall, and shall cause the Surviving Company to, provide to Sponsor reasonable access to the Acquired Companies’ Books and Records as Sponsor may reasonably request in connection with its review of the Closing Parent Expenses Statement and shall cause the personnel of the Acquired Companies to reasonably cooperate with Sponsor in connection with its review of the Closing Adjustment Statement.

(c)	In the event that Sponsor disputes the Closing Parent Expenses Statement delivered by the Surviving Pubco pursuant to Section 15(b) or the amount of the Surviving Pubco Transaction Expenses or Surviving Pubco Indebtedness reflected thereon, Sponsor shall notify the Surviving Pubco in writing (the “Sponsor Objection Notice”) of such dispute, within thirty (30) calendar days after delivery of the Closing Parent Expenses Statement pursuant to Section 15(b). Any such Sponsor Objection Notice shall specify those items or amounts as to which Sponsor disagrees and shall describe in reasonable detail the basis for such dispute. The Surviving Pubco and Sponsor shall use commercially reasonable efforts to resolve such differences regarding the determination of the disputed items or amounts for a period of thirty (30) calendar days after the Surviving Pubco’s receipt of the Sponsor Objection Notice. If the Surviving Pubco and Sponsor reach a final resolution on the Closing Adjustment Statement within thirty (30) calendar days after the Surviving Pubco’s receipt of the Sponsor Objection Notice (or within any additional period as mutually agreed to between the Surviving Pubco and Sponsor), then the Closing Parent Expenses Statement agreed upon by the Surviving Pubco and Sponsor shall be deemed for purposes of this Agreement to be the “Final Parent Expenses Statement”, the Surviving Pubco Transaction Expenses and the Surviving Pubco Indebtedness reflected thereon shall be deemed for purposes of this Agreement to be the Parent Expenses and each shall be final and binding on all parties hereto.

(d)	If at the conclusion of such thirty- (30-) day period Sponsor and the Surviving Pubco have not reached an agreement on any objections with respect to the Closing Parent Expenses Statement, then upon the written request of either Sponsor or the Surviving Pubco, Sponsor and the Surviving Pubco will refer the dispute to the Neutral Accountant for final resolution of the dispute in accordance with the dispute resolution procedures set forth in Section 2.5(d), (e), (f) and (i) of the Merger Agreement (with any reference therein to (i) the Company Securityholder Representative instead referring to Sponsor, (ii) the Objection Statement instead referring to the Sponsor Objection Statement, (iii) the Closing Adjustment Statement instead referring to the Closing Parent Expenses Statement, (iv) the Final Closing Adjustment Statement instead referring to the Final Parent Expenses Statement, and (v) the Closing Adjustment Items instead referring the Parent Expenses).

(e)	The Parties hereby acknowledge and agree that after the Closing, the Post-Closing Directors other than the Excluded Directors (collectively, the “Non-Parent Directors”) are authorized and shall have the sole right to act and make or provide any determinations, consents, agreements, settlements or notices on behalf of the Surviving Pubco under this Agreement and to enforce the Surviving Pubco’s rights and remedies under this Agreement, in each case with respect to any adjustments under this Section 15 (and related provisions under the Sponsor Escrow Agreement). For purposes hereof, the “Excluded Directors” shall mean, collectively, Gary Simanson, Peter J. Kight, Bob A. Hartheimer and Maryann Goebel (or if any such individual is a Withdrawing Director, the replacement for such individual prior to the Closing).

16.	Each of the parties hereto represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) except in the case of a natural person, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (iii) this Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by the Enforcement Exceptions. The Managing Member of the Sponsor represents and warrants that it has the power and authority pursuant to the Organizational Documents of the Sponsor to enter into this Agreement, and agrees to take such actions in accordance with such Organizational Documents as may be necessary or advisable to cause the Sponsor to comply with its obligations hereunder.

17.	This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

THUNDER BRIDGE ACQUISITION LLC

By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Managing Member

Accepted and agreed, effective as of the date first set forth above:

THUNDER BRIDGE ACQUISITION, LTD

By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Chief Executive Officer

HAWK PARENT HOLDINGS LLC

By:	/s/ John A. Morris
Name:	John A. Morris
Title:	Chief Executive Officer

{Signature Page to Sponsor Earnout Letter}

Agreed and acknowledged, effective as of the date first set forth above:

/s/ Gary A. Simanson
Gary A. Simanson, Managing Member

{Signature Page to Sponsor Earnout Letter}

Exhibit A
Form of Sponsor Escrow Agreement

See attachment.